Exhibit 10.1

FORM OF TRANSITION SERVICES AGREEMENT
BY AND BETWEEN
ARAMARK
AND
VESTIS CORPORATION
DATED AS OF [           ], 2023

-i-

-ii-

TRANSITION SERVICES AGREEMENT
This TRANSITION SERVICES AGREEMENT, dated as of [           ], 2023 (this “Agreement”), by and between Aramark, a Delaware corporation (“Parent”), and Vestis Corporation, a Delaware corporation and a subsidiary of Parent (“SpinCo”).
R E C I T A L S
WHEREAS, the Board of Directors of Parent (the “Parent Board”) has determined that it is in the best interests of Parent and its stockholders to create a new publicly traded company that shall operate the SpinCo Business;
WHEREAS, in furtherance of the foregoing, the Parent Board has determined that it is appropriate and desirable to separate the SpinCo Business from the Parent Business (the “Separation”) and, following the Separation, make a distribution, on a pro rata basis, to holders of Parent Shares on the Record Date of all of the SpinCo Shares held by Parent at such time, which shall constitute 100 percent (100%) of the outstanding SpinCo Shares (other than the SpinCo Shares, if any, contributed or to be contributed by Aramark Services, Inc., a Delaware corporation (“D-One”), Aramark Intermediate HoldCo Corporation, a Delaware corporation (“D-Two”) or Parent to a donor advised fund pursuant to the Plan of Reorganization) (the “Distribution”);
WHEREAS, SpinCo has been incorporated solely for these purposes and has not engaged in activities, except in connection with the Separation and the Distribution;
WHEREAS, in order to effectuate the Separation and the Distribution, Parent and SpinCo have entered into that certain Separation and Distribution Agreement, dated as of [           ], 2023 (together with the schedules, exhibits and appendices thereto, the “Separation and Distribution Agreement”);
WHEREAS, pursuant to the Plan of Reorganization and the terms of the Separation and Distribution Agreement, as part of the Separation and prior to the Distribution, among other things, (a) Parent completed the Canadian Separation, (b) D-One contributed certain SpinCo Assets to SpinCo in exchange for the assumption of certain SpinCo Liabilities and the constructive issuance of SpinCo Shares (such contribution, the “Contribution”), (c) SpinCo borrowed funds from third-party lenders and lent all or a portion of such funds to Aramark Uniform & Career Apparel Group, Inc., a Delaware corporation (“AUCA” and such funds the “AUCA Proceeds”), (d) AUCA used the AUCA Proceeds to repay a note payable to D-One, (e) D-One distributed to D-Two, all of the SpinCo Shares held by D-One at such time, which constituted all of the issued and outstanding SpinCo Shares (other than the SpinCo Shares, if any, contributed or to be contributed by D-One to a donor advised fund pursuant to the Plan of Reorganization) (the “First Internal Distribution”), and (f) D-Two distributed to Parent all of the SpinCo Shares held by D-Two at such time, which constituted all of the issued and outstanding SpinCo Shares (other than the SpinCo Shares, if any, contributed or to be contributed by D-One or D-Two to a donor advised fund pursuant to the Plan of Reorganization) (the “Second Internal Distribution”);

WHEREAS, for U.S. federal income tax purposes, (a) each of the Canadian Contribution and the Fourth Canadian Distribution, taken together, and the Contribution and the First Internal Distribution, taken together, are intended to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code, and (b) each of the First Canadian Distribution, the Second Canadian Distribution, the Third Canadian Distribution, the Second Internal Distribution and the Distribution is intended to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Section 355(a) of the Code;
WHEREAS, SpinCo and Parent have prepared, and SpinCo has filed with the SEC, the Form 10, which includes the Information Statement, and which sets forth disclosures concerning SpinCo, the Separation and the Distribution;
WHEREAS, in order to facilitate and provide for an orderly transition in connection with the Separation and the Distribution, the Parties desire to enter into this Agreement to set forth the terms and conditions pursuant to which each of the Parties shall provide Services to the other Party for a transitional period; and
WHEREAS, the Parties acknowledge that this Agreement, the Separation and Distribution Agreement, and the other Ancillary Agreements represent the integrated agreement of Parent and SpinCo relating to the Separation and the Distribution, are being entered into together, and would not have been entered into independently.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1.    Definitions. For purposes of this Agreement (including the Recitals hereof), the following terms shall have the following meanings, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Separation and Distribution Agreement:
“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.
“Additional Services” shall have the meaning set forth in Section 2.1(b).
“Affiliate” shall have the meaning set forth in the Separation and Distribution Agreement.

“Agreement” shall have the meaning set forth in the Preamble.
“Ancillary Agreements” shall have the meaning set forth in the Separation and Distribution Agreement.
“AUCA” shall have the meaning set forth in the Recitals.
“AUCA Proceeds” shall have the meaning set forth in the Recitals.
“CCPA” shall have the meaning set forth in Section 5.3(c).
“Charge” and “Charges” shall have the meaning set forth in Section 2.3.
“Confidential Information” shall have the meaning set forth in the Separation and Distribution Agreement.
“Contract Manager” shall have the meaning set forth in Section 2.8.
“Contribution” shall have the meaning set forth in the Recitals.
“D-One” shall have the meaning set forth in the Recitals.
“D-Two” shall have the meaning set forth in the Recitals.
“Dispute” shall have the meaning set forth in Section 7.16(a).
“Distribution” shall have the meaning set forth in the Recitals.
“Distribution Date” shall mean the date of the consummation of the Distribution, which shall be determined by the Parent Board in its sole and absolute discretion.
“e-mail” shall have the meaning set forth in Section 7.10.
“Effective Time” shall mean 12:01 A.M., Philadelphia, Pennsylvania time, on the Distribution Date.
“First Internal Distribution” shall have the meaning set forth in the Recitals.
“Force Majeure” shall mean, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, acts of terrorism, cyberattacks, embargoes, epidemics, pandemics (including Pandemic Measures), war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any significant and prolonged failure in electrical or air conditioning equipment. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.
“Governmental Authority” shall mean any nation or government, any state, province, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, provincial, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.
“Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data; provided that “Information” shall not include Intellectual Property Rights.
“Information Security Incident” shall have the meaning set forth in Section 5.3(i)(i).
“Intellectual Property Rights” has the meaning set forth in the Separation and Distribution Agreement.
“Interest Payment” shall have the meaning set forth in Section 3.2.
“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.
“Level of Service” shall have the meaning set forth in Section 2.2(c).
“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.
“Losses” shall mean actual losses (including any diminution in value), costs, damages, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.
“Minimum Service Period” shall mean the period commencing on the Distribution Date and ending ninety (90) days after the Distribution Date, unless otherwise specified with respect to a particular service on the Schedules hereto.
“Pandemic Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, immunization requirements, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to a pandemic.
“Parent” shall have the meaning set forth in the Preamble.
“Parent Board” shall have the meaning set forth in the Recitals.
“Parent Business” shall have the meaning set forth in the Separation and Distribution Agreement.
“Parent Shares” shall mean the shares of common stock, par value $0.01 per share, of Parent.
“Party” or “Parties” shall mean the parties to this Agreement.
“Party Information” shall have the meaning set forth in Section 5.3(b).
“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.
“Personal Information” shall have the meaning set forth in Section 5.3(a).
“Privacy and Security Rules” shall have the meaning set forth in Section 5.3.
“Provider” shall mean, with respect to any Service, the Party providing (or causing to be provided) such Service.
“Provider Indemnitees” shall have the meaning set forth in Section 6.3.
“Quarterly Invoice” shall have the meaning set forth in Section 3.1(b).

“Recipient” shall mean, with respect to any Service, the Party receiving (or the Party the Subsidiary of which is receiving) such Service.
“Record Date” shall mean means the close of business on the date to be determined by the Parent Board as the record date for determining holders of Parent Shares entitled to receive SpinCo Shares pursuant to the Distribution.
“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.
“Reversion Notice” shall have the meaning set forth in Section 4.2(a)(i).
“Sales and Service Taxes” shall have the meaning set forth in Section 3.3.
“Second Internal Distribution” shall have the meaning set forth in the Recitals.
“Separation” shall have the meaning set forth in the Recitals.
“Separation and Distribution Agreement” shall have the meaning set forth in the Recitals.
“Service Baseline Period” shall have the meaning set forth in Section 2.2(c).
“Service Extension” shall have the meaning set forth in Section 4.3.
“Service Period” shall mean, with respect to any Service, the period commencing on the Distribution Date and ending on the earliest of (a) the date that a Party terminates the provision of such Service pursuant to Section 4.2, (b) the date that is the two (2)-year anniversary of the Distribution Date and (c) the date specified for termination of such Service on the Schedules hereto.
“Service Suspension Period” shall have the meaning set forth in Section 4.3.
“Services” shall have the meaning set forth in Section 2.1(a).
“SpinCo” shall have the meaning set forth in the Preamble.
“SpinCo Business” shall have the meaning set forth in the Separation and Distribution Agreement.
“SpinCo Change of Control” shall mean the first of the following events, if any, to occur following the Distribution Date:
(i)    the acquisition by any person, entity or “group” (as defined in Section 13(d) of the Exchange Act) of beneficial ownership of fifty percent (50%) or more of the combined voting power of SpinCo’s then-outstanding voting securities, other than any such acquisition by SpinCo, any of its Subsidiaries, any employee benefit plan of SpinCo or any of its Subsidiaries, or any Affiliates of any of the foregoing;
(ii)    the merger, consolidation or other similar transaction involving SpinCo, as a result of which persons who were stockholders of SpinCo immediately prior to such merger, consolidation, or other similar transaction do not, immediately thereafter, own, directly or indirectly, more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company;
(iii)    within any twenty-four (24)-month period, the persons who were directors of SpinCo at the beginning of such period shall cease to constitute at least a majority of the directors of SpinCo; or
(iv)    the sale, transfer or other disposition of all or substantially all of the assets of SpinCo and its Subsidiaries.
“SpinCo Shares” shall mean the shares of common stock, par value $0.01 per share, of SpinCo.
“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, fifty percent (50%) or more of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.
“Tax” shall mean any and all forms of taxation, whenever created or imposed by a Taxing Authority, and, without limiting the generality of the foregoing, shall include net income, alternative or add-on minimum, estimated, gross income, sales, use, ad valorem, gross receipts, value-added, franchise, profits, license, transfer, recording, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profit, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any related interest, penalties or other additions to tax, or additional amounts imposed by any such Taxing Authority.
“Taxing Authority” shall mean a national, foreign, municipal, state, federal or other Governmental Authority responsible for the administration of any Tax.
“Term” shall have the meaning set forth in Section 4.1.
“Termination Charges” shall mean, with respect to the termination of any Service pursuant to Section 4.2(a)(i), any and all costs, fees and expenses unless otherwise specified with respect to a particular Service on the Schedules hereto, or in the other Ancillary Agreements, payable by Provider or its Subsidiaries to a Third Party to the extent resulting from the early termination of such Service.
“Third Party” shall mean any Person other than the Parties or any of their respective Affiliates.
“Third-Party Claim” shall mean any Action commenced by any Third Party against any Party or any of its Affiliates.
ARTICLE II
SERVICES
Section 2.1.    Services.
(a)    Commencing as of the Effective Time, Provider agrees to provide, or to cause one (1) or more of its Subsidiaries to provide, to Recipient, or any Subsidiary of Recipient, the applicable services (the “Services”) set forth on the Schedules hereto.
(b)    If, after the date of this Agreement, Recipient identifies a service that Provider provided to Recipient within twelve (12) months prior to the Distribution Date that Recipient reasonably needs in order for the SpinCo Business or the Parent Business, as applicable, to continue to operate in substantially the same manner in which the SpinCo Business or the Parent Business, as applicable, operated prior to the Distribution Date, and such service was not included on the Schedules hereto (other than because the Parties agreed such service shall not be provided) and Recipient provides written notice to Provider within sixty (60) days after the Distribution Date requesting such additional services, then Provider shall use its commercially reasonable efforts to provide such requested additional services (such requested additional services, the “Additional Services”); provided, however, that Provider shall not be obligated to provide any Additional Service (A) if Provider does not, in its commercially reasonable judgment, have adequate resources to provide such Additional Service, (B) or if the provision of such Additional Service would significantly disrupt the operation of Provider’s or its Subsidiaries’ businesses, (C) if the Parties, acting reasonably and in good faith, are unable to reach agreement on the terms thereof (including with respect to Charges therefor), (D) if Recipient is reasonably in a position to provide such Additional Services to itself or obtain such Additional Services from a Third Party on the same time frame as such services would be available from Provider or (E) if the Parties, despite the use of commercially reasonable efforts, are unable to obtain a required Third-Party consent, license or approval for such Additional Service or the performance of such Additional Service by Provider would constitute a violation of any applicable Law. In connection with any request for Additional Services in accordance with this Section 2.1(b), the Parties shall negotiate in good faith the terms of a supplement to the applicable Schedule, which terms shall be consistent with the terms of, and the pricing methodology used for, similar Services provided under this Agreement. Upon the mutual written agreement of the Parties, the supplement to the applicable Schedule shall describe in reasonable detail the nature, scope, Service Period(s), termination provisions and other terms applicable to such Additional Services in a manner similar to that in which the Services are described in the existing Schedules. Each supplement to the applicable Schedule, as agreed to in writing by the

Parties, shall be deemed part of this Agreement as of the date of such agreement and the Additional Services set forth therein shall be deemed “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.
Section 2.2.    Performance of Services.
(a)    Subject to Section 2.5, Provider shall perform, or shall cause one or more of its Subsidiaries to perform (directly, through one (1) or more of its Subsidiaries, or through a Third-Party service provider in accordance herewith), all Services to be provided in a manner that is based on its past practice and that is substantially similar in nature, quality and timeliness to analogous services provided by or on behalf of Provider prior to the Effective Time.
(b)    Nothing in this Agreement shall require Provider to perform or cause to be performed any Service to the extent that the manner of such performance would constitute a violation of any applicable Law or any existing contract or agreement with a Third Party. If Provider is or becomes aware of the potential for any such violation, Provider shall promptly advise Recipient of such potential violation, and the Parties will mutually seek an alternative that addresses such potential violation. The Parties agree to cooperate in good faith and use commercially reasonable efforts to obtain any necessary Third-Party consents, licenses or approvals required under any existing contract or agreement with a Third Party to allow Provider to perform, or cause to be performed, all Services to be provided hereunder in accordance with the standards set forth in this Section 2.2. Recipient shall reimburse Provider for all reasonable and documented out-of-pocket costs and expenses (if any) incurred by Provider or any of its Subsidiaries in connection with obtaining any such Third-Party consent that is required to allow Provider to perform or cause to be performed such Services. If, with respect to a Service (a) the Parties, despite the use of such commercially reasonable efforts, are unable to obtain a required Third-Party consent, license or approval or the performance of such Service by Provider would constitute a violation of any applicable Law or (b) Provider is unable to provide the Services due to the non-performance by a Third Party pursuant to an existing contract or agreement with such Third Party (or any extension thereof), Provider shall have no obligation whatsoever to perform or cause to be performed such Service.
(c)    Unless otherwise provided with respect to a specific Service on the Schedules hereto, Provider shall not be obligated to perform or cause to be performed any Service in a manner that is materially more burdensome (with respect to service quality or quantity) than analogous services provided by Provider or its applicable functional group or Subsidiary (collectively referred to as the “Level of Service”) during the one (1)-year period ending on the last day of Provider’s last fiscal quarter completed on or prior to the date of the Distribution (the “Service Baseline Period”).
(d)    EXCEPT AS EXPRESSLY SET FORTH HEREIN, RECIPIENT ACKNOWLEDGES AND AGREES THAT ALL SERVICES ARE PROVIDED ON AN “AS-IS” BASIS, THAT RECIPIENT ASSUMES ALL RISK AND LIABILITY ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE UPON THE SERVICES, AND THAT PROVIDER MAKES NO OTHER REPRESENTATIONS, STATEMENTS OR COVENANTS, OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY

OPERATION OF LAW, BY STATUTE OR OTHERWISE, WITH RESPECT TO THE SERVICES. PROVIDER SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.
(e)    Each Party shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement. No Party shall knowingly take any action in violation of any such applicable Law that results in Liability being imposed on the other Party.
Section 2.3.    Charges for Services. Unless otherwise provided with respect to a specific Service on the Schedules hereto, Recipient shall or cause one of its Subsidiaries to pay Provider (or its applicable Subsidiary, as directed by Provider) a fee (either one (1)-time or recurring) for such Services (or category of Services, as applicable) (each fee, constituting a “Charge” and, collectively, “Charges”), which Charges shall be set forth on the applicable Schedules hereto, or if not so set forth, then, unless otherwise provided with respect to a specific Service on the Schedule hereto, based upon the cost of providing such Services as shall be agreed by the Parties from time to time. During the term of this Agreement, the amount of a Charge for any Service may be modified to the extent of (a) any adjustments mutually agreed to by the Parties, (b) any adjustments due to a change in Level of Service requested by Recipient and agreed upon by Provider, (c) any adjustment in the rates or charges imposed by any Third-Party provider that is providing Services and (d) any adjustments due to error(s) in determining the amount of a Charge, as determined by Provider acting in good faith; provided that Provider will notify Recipient in writing of any such change in rates at least thirty (30) days prior to the effective date of such rate change. Together with any invoice for Charges, Provider shall provide Recipient with reasonable documentation, including any additional documentation reasonably requested by Recipient to the extent that such documentation is in Provider’s or its Subsidiaries’ possession or control, to support the calculation of such Charges.
Section 2.4.    Reimbursement for Out-of-Pocket Costs and Expenses. In addition to any increase to a Charge contemplated by Section 2.3, Recipient shall reimburse Provider for reasonable and documented out-of-pocket costs and expenses incurred by Provider or any of its Subsidiaries in connection with providing the Services (including reasonable travel-related expenses) to the extent that such costs and expenses are not reflected in the Charges for such Services; provided, however, that any such cost or expense in excess of one thousand dollars ($1,000) individually, or ten thousand dollars ($10,000) in the aggregate, that is not consistent with historical practice between the Parties for any individual Service (including business travel and related expenses) shall be submitted to Recipient in writing in advance of the incurrence of such cost or expense, and Recipient shall have 48 hours upon receipt to reject the incurrence of such cost or expense in writing; provided, further, that if Recipient rejects the incurrence of such cost or expense and the incurrence of such cost or expense is reasonably necessary for Provider to provide such Service in accordance with the standards set forth in this Agreement, Provider shall not be required to perform such Service. Any authorized travel-

related expenses incurred in performing the Services shall be charged to Recipient in accordance with Provider’s then-applicable business travel policies.
Section 2.5.    Changes in the Performance of Services.
(a)    Subject to the performance standards for Services set forth in Section 2.2(a), 2.2(b) and 2.2(c), Provider may from time to time, in its good faith determination, modify, change or enhance the manner, nature, quality and/or standard of care of any Service provided to Recipient to the extent Provider is making similar changes in performing analogous services for itself or its Affiliates or to the extent that such change is in connection with the relocation of Provider’s employees and if Provider furnishes to Recipient reasonable prior written notice (in content and timing) of such changes; provided that if such change shall materially adversely affect the timeliness or quality of, or the Charges for, the applicable Service, the Parties shall cooperate in good faith to agree on modifications to such Services as are commercially reasonable in consideration of the circumstances. Without limiting the generality of the foregoing, Recipient acknowledges and agrees that the provision of the Services is subject to any upgrades, changes and modifications that Provider may implement to its information technology services in the ordinary course or otherwise in connection with the relocation of its employees (including, for the avoidance of doubt, any such upgrades, changes and modifications pursuant to the requirements of a Third Party). Notwithstanding the foregoing, if as a result of requirements of applicable Law (including any changes under the requirements of applicable Law) or guidance by any Governmental Authority, Provider must, in its good-faith determination, modify, change or enhance the manner, nature, quality and/or standard of care of any Service provided to Recipient, Provider shall provide reasonably prompt notice to such Recipient and shall have the right to make such modifications, changes or enhancements, in each case solely to the extent necessary to comply with such applicable Law or guidance and, to the extent legally permissible, provide the Recipient with advance notice, as promptly as practicable, setting forth in reasonable detail the modifications contemplated and the reasons therefor. Any incremental cost or expense incurred by Provider (for the avoidance of doubt, in excess of any cost or expense that would be incurred notwithstanding the performance of the Services hereunder) in making any such good-faith modification, change or enhancement to the Services performed hereunder or in providing such Services on an ongoing basis shall be paid by Recipient to the Provider in accordance with Article III in addition to the charges for the Services included on the applicable Schedule.
(b)    Subject to the limitations on Additional Services set forth in Section 2.1(b), Recipient may request a change to a Service by submitting a request in writing to Provider describing the proposed change in reasonable detail. Provider shall respond to the request as soon as reasonably practicable, and the Parties shall use commercially reasonable efforts to agree to such request, unless the change requested would adversely impact the cost, liability, or risk associated with providing or receiving the applicable Service, or cause any other disruption or adverse impact on the business or operations of Recipient or its Affiliates. Each agreed upon change shall be documented by an amendment in writing to the applicable Schedule.
Section 2.6.    Transitional Nature of Services. The Parties acknowledge the transitional nature of the Services and that Recipient shall be responsible with respect to transitioning off of the provision of Services. Provider agrees to reasonably cooperate with Recipient, upon Recipient’s written request, in the transition of the Services from Provider to Recipient (or its designee). Recipient agrees to use commercially reasonable efforts to reduce or eliminate its and its Affiliates’ dependency on each Service to the extent and as soon as is reasonably practicable. Recipient shall transition responsibility for the performance of Services from Provider to Recipient in a manner that minimizes, to the extent reasonably possible, disruption to the Parent Business or the SpinCo Business, as applicable, and the continuing operations of Provider and its relevant Affiliates. Provider shall have no obligation to perform any Services following the Term. The Parties acknowledge and agree that time is of the essence with respect to the foregoing in this Section 2.6.
Section 2.7.    Subcontracting. Provider may hire or engage one (1) or more Third Parties to perform any or all of its obligations under this Agreement; provided, however, that (a) Provider shall use the same degree of care (but at least reasonable care) in selecting each such Third Party as it would if such Third Party was being retained to provide similar services to Provider and (b) Provider shall in all cases remain responsible (as primary obligor) for all of its obligations under this Agreement with respect to the scope of the Services, the performance standard for Services set forth in Section 2.2(a), 2.2(b) and 2.2(c) and the content of the Services provided to Recipient. Provider shall be liable for any breach of its obligations under this Agreement by any Third-Party service provider engaged by Provider. Subject to the confidentiality provisions set forth in Article V and any bona fide confidentiality obligations owed by Provider to a Third Party, Provider shall, and shall cause its Affiliates to, provide, upon fifteen (15) business days’ prior written notice, any Information within Provider’s or its Affiliates’ control that Recipient reasonably requests in connection with any Services being provided to Recipient by a Third Party, including any applicable invoices, agreements documenting the arrangements between such Third Party and Provider and other supporting documentation; provided, further, that Recipient shall make no more than one (1) such request per Third Party during any calendar quarter.
Section 2.8.    Contract Manager. Each Party shall appoint an individual to act as its primary point of operational contact for the administration and operation of this Agreement (each, a “Contract Manager”) who shall have overall responsibility for coordinating all activities undertaken by such Party hereunder, for acting as a day-to-day contact with the other Party, and for making available to the other Party the data, facilities, resources and other support services required for the performance of the services in accordance with the terms of this Agreement; provided that for each Service, the Contract Manager shall be permitted to delegate the foregoing responsibilities for such Service to an individual identified on the Schedules, and such representative shall be deemed to be the Contract Manager with respect to such Service. The initial Contract Managers for the Parties are set forth on the applicable Schedules. The Parties may change their respective Contract Managers from time to time upon notice to the other Party in accordance herewith.
Section 2.9.    Use of Services. Provider shall not be required to provide Services to any Person other than Recipient and its Subsidiaries. Recipient shall not, and shall not permit its or any of its Subsidiaries’ Representatives to, resell any Services to any Third Party or permit the use of any Services by any Third Party.
ARTICLE III
BILLING; TAXES
Section 3.1.    Procedure.
(a)    Charges for the Services shall be charged to and payable by Recipient. Amounts payable pursuant to this Agreement shall be paid by wire transfer or Automated Clearing House payment (or such other method of payment as may be agreed between the Parties from time to time) to Provider (as directed by Provider). All amounts due and payable hereunder shall be paid in U.S. dollars. In the event of any billing dispute, Recipient shall promptly pay any undisputed amount.
(b)    At the beginning of each calendar quarter during the Term, beginning with the calendar quarter beginning October 1, 2023, Provider shall provide to Recipient an invoice (the “Quarterly Invoice”) for the full amount of any Charges anticipated to be payable for such calendar quarter. The Quarterly Invoice shall also reflect any discrepancies from the Charges invoiced in the prior Quarterly Invoice to the Charges and other amounts payable for the recently elapsed calendar quarter, as applicable, due to any modifications to Charges pursuant to Section 2.3 or otherwise and such discrepancy shall be reconciled in the Quarterly Invoice with the amount of any Charges anticipated to be payable for the upcoming calendar quarter. The amount stated in the Quarterly Invoice shall be paid by Recipient within thirty (30) days of Recipient’s receipt of the Quarterly Invoice, including reasonable documentation pursuant to Section 2.3.
Section 3.2.    Late Payments. Charges not paid when due pursuant to this Agreement and which are not disputed in good faith (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within ten (10) days of the receipt of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus two percent (2%) (the “Interest Payment”). Failure to pay such Charges due hereunder within ten (10) days from receipt of a non-payment notice from Provider pursuant to the terms of this Agreement shall constitute Recipient’s failure to perform a material obligation under Section 4.2(b) and Provider may terminate this Agreement with respect to the applicable Service for which such payment failure applies under Section 4.2(b) (after the applicable cure period set forth therein).
Section 3.3.    Taxes. Without limiting any provisions of this Agreement, Recipient shall bear any and all Taxes and other similar charges (and any related interest and penalties) imposed on, or payable with respect to, any fees or charges, including any Charges, payable by it pursuant to this Agreement, including all sales, use, value-added, and similar Taxes, but excluding any Taxes on Provider’s income (“Sales and Services Taxes”). Notwithstanding anything to the contrary in the previous sentence or elsewhere in this Agreement, Recipient (or its applicable Subsidiary) shall be entitled to withhold from any payments to Provider (or its applicable Subsidiary) any Taxes that Recipient (or its applicable

Subsidiary) is required by applicable Law to withhold and shall pay such Taxes to the applicable Taxing Authority. Any Sales and Services Taxes so deducted or withheld will be grossed up such that Provider (or its applicable Subsidiary) receives the amount due prior to the withholding (including any withholding imposed in respect of any additional amounts paid hereunder); provided that all other amounts deducted or withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made. Each Party agrees to, and shall cause its Affiliates to, cooperate in good faith to reduce or eliminate any withholding applicable to amounts payable hereunder and to comply with all laws applicable to withholding and payment of Taxes hereunder and to provide (or cause to be provided) the other with any relevant Tax forms or other information necessary for the furtherance thereof.
Section 3.4.    No Set-Off. Except as mutually agreed in writing by the Parties, no Party nor any of its Affiliates shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or (b) any other amounts claimed to be owed to the other Party or any of its Subsidiaries arising out of this Agreement.
ARTICLE IV
TERM AND TERMINATION
Section 4.1.    Term. This Agreement shall commence at the Effective Time and shall terminate upon the earliest to occur of (a) the last date on which Provider is obligated to provide any Service to Recipient in accordance with the terms of this Agreement; (b) the mutual written agreement of the Parties to terminate this Agreement in its entirety; and (c) the date that is the twenty four (24)-month anniversary of the Distribution Date (the “Term”). Unless otherwise terminated pursuant to Section 4.2, this Agreement shall terminate with respect to each Service as of the close of business on the last day of the Service Period for such Service.
Section 4.2.    Early Termination.
(a)    Without prejudice to Recipient’s rights with respect to Force Majeure, Recipient may from time to time terminate this Agreement with respect to the entirety of any Service (Recipient may terminate any Service set forth on any part of the Schedules hereto without terminating all or any other Services set forth on the same Schedule as such terminated Service; provided, however, that Recipient must terminate the entirety of any Service, and not just a portion thereof):
(i)    for any reason or no reason, upon the giving of at least sixty (60) days’ prior written notice (or such other number of days specified in the Schedules hereto) to Provider, unless prohibited by the applicable Schedule hereto; provided, however, that any such termination (x) may not be effective prior to the end of the Minimum Service Period, (y) may only be effective as of the last day of a calendar month and (z) shall be subject to the obligation to pay any applicable Termination Charges pursuant to Section 4.5; provided, further, that if after the giving of prior written notice by Recipient pursuant to the foregoing, Recipient gives written notice to Provider that it no longer desires to terminate any such Service (a “Reversion Notice”), Provider must use commercially reasonable efforts to continue to perform such Services, in which case the Service Period for such Service shall be such Service Period as was in effect immediately prior to the giving of the Reversion Notice and the performance standards for Services set forth in Section 2.2(a), 2.2(b) and 2.2(c) shall thereafter be adjusted to reflect the level of performance able to be performed by Provider in its commercially reasonable efforts upon the receipt of a Reversion Notice (for the avoidance of doubt any Termination Charges incurred in connection with the continued performance of such Service shall be bourne by Recipient); or
(ii)    if Provider has failed to perform any of its material obligations under this Agreement with respect to such Service, and such failure to perform materially and adversely affects the provision of such Service or Recipient or an Affiliate thereof or the SpinCo Business or the Parent Business, as applicable, and such failure shall continue to be uncured by Provider for a period of at least thirty (30) days after receipt by Provider of written notice of such failure from Recipient; provided, however, that Recipient shall not be entitled to terminate this Agreement with respect to the applicable Service if, as of the end of such period, there remains a good-faith Dispute between the Parties (undertaken in accordance with the terms of Section 7.16) as to whether Provider has cured the applicable breach.
(b)    Provider may terminate this Agreement with respect to the entirety or portion of any Service at any time upon prior written notice to Recipient if Recipient has failed to perform any of its material obligations under this Agreement with respect to such Service, including making payment of Charges, which are not disputed in good faith, for such Service when due, and such failure shall continue to be uncured by Recipient for a period of at least thirty (30) days after receipt by Recipient of a written notice of such failure from Provider; provided, however, that Provider shall not be entitled to terminate this Agreement with respect to the applicable Service if, as of the end of such period, there remains a good-faith Dispute between the Parties (undertaken in accordance with the terms of Section 7.16) as to whether Recipient has cured the applicable breach.
(c)    Parent may terminate this Agreement with respect to all Services if there is a SpinCo Change of Control.
(d)    The Schedules hereto shall be updated to reflect any terminated Service.
Section 4.3.    Extension of Services. Upon written notice by Recipient to Provider at least sixty (60) days prior to the end of the applicable Service Period for any Service (unless the Schedules hereto specify that such Service is not eligible for extension), Recipient shall have the right to request that Provider extend the Service Period of any Service so that such Service ends on the earlier of (a) ninety (90) days following the last date on which Service Provider is obligated to provide such Service in accordance with the terms of this Agreement and (b) the Term (each such extension, a “Service Extension”). If Provider agrees to provide such Service during the requested Service Extension period, then (i) the Parties shall in good faith negotiate the terms of an amendment to the Schedules hereto, which amendment shall be consistent with the terms of the applicable Service; and (ii) the Charge for such Service during the Service Extension period shall be equal to one hundred twenty five percent (125%) of the Charge for such Service plus all costs, fees and expenses unless otherwise specified with respect to a particular Service on the Schedules hereto, or in the other Ancillary Agreements, payable by Provider or its Subsidiaries to a Third Party to the extent resulting from such Service Extension (to the extent not already included in such Charge); provided that, if such Service Extension is the result of Provider’s failure to provide the Service during the applicable Service Period (the amount of time that Service Provider so failed to provide such Service, the “Service Suspension Period”), then the Charge for such Service during the Service Extension period shall be equal to (x) one hundred percent (100%) of the Charge for such Service, for a number of days equal to the Service Suspension Period and (y) one hundred twenty five percent (125%) of the Charge for such Service plus all costs, fees and expenses unless otherwise specified with respect to a particular Service on the Schedules hereto, or in the other Ancillary Agreements, payable by Provider or its Subsidiaries to a Third Party to the extent resulting from such Service Extension (to the extent not already included in such Charge), for the remaining days of the Service Extension period, if any. Notwithstanding the foregoing, the Service Period of any particular Service (1) may not be extended more than once and (2) may not be extended later than the Term. Each amendment of the Schedules hereto, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement and any Services provided pursuant to such Service Extensions shall be deemed “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.
Section 4.4.    Interdependencies. The Parties acknowledge and agree that (a) there may be interdependencies among the Services being provided under this Agreement; (b) upon the request of either Party, the Parties shall cooperate and act in good faith to determine whether     (i) any such interdependencies exist with respect to the particular Service that Recipient is seeking to terminate pursuant to Section 4.2, and (ii) in the case of such termination, Provider’s ability to provide a particular Service in accordance with this Agreement would be materially and adversely affected by such termination of another Service; and (c) in the event that the Parties have determined that such interdependencies exist and such termination would materially and adversely affect Provider’s ability to provide a particular Service in accordance with this Agreement, the Parties shall (i) negotiate in good faith to amend the Schedules hereto with respect to such impacted Service prior to such termination, which amendment shall be consistent with the terms of comparable Services, and (ii) if after such negotiation, the Parties are unable to agree on such amendment, Provider’s obligation to provide such Service shall terminate automatically with such termination.
Section 4.5.    Effect of Termination. Upon the termination of any Service pursuant to this Agreement, Provider shall have no further obligation to provide the terminated Service, and Recipient shall have no obligation to pay any future Charges relating to such Service; provided, however, that Recipient shall remain obligated to Provider for (a) the Charges owed and payable in respect of Services provided prior to the effective date of termination for such Service and (b) any applicable Termination Charges (which, in the case of clause (b), shall not be payable in the event that Recipient terminates any Service pursuant to Section 4.2(a)(ii)). In connection with the termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination, and in connection with a termination of this Agreement, Article I, this Article IV, Article VI and

Article VII, all confidentiality obligations under this Agreement and Liability for all due and unpaid Charges and Termination Charges shall continue to survive indefinitely.
Section 4.6.    Information Transmission. Provider, on behalf of itself and its Subsidiaries, shall use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to Recipient, in accordance with Section 6.1 of the Separation and Distribution Agreement, any Information received or computed by Provider for the benefit of Recipient concerning the relevant Service during the Service Period; provided, however, that, except as otherwise agreed in writing by the Parties, (a) Provider shall not have any obligation to provide, or cause to be provided, Information in any nonstandard format, (b) Provider and its Subsidiaries shall be reimbursed for their reasonable costs in accordance with Section 6.3 of the Separation and Distribution Agreement for creating, gathering, copying, transporting and otherwise providing such Information, (c) Provider shall use commercially reasonable efforts to maintain any such Information in accordance with Section 6.4 of the Separation and Distribution Agreement and (d) Provider shall not have any obligation to provide, or cause to be provided, Information which may not be provided pursuant to bona fide Third Party confidentiality restrictions.
ARTICLE V
CONFIDENTIALITY; PROTECTIVE ARRANGEMENTS
Section 5.1.    Parent and SpinCo Obligations. Subject to Section 5.4, until the six (6)-year anniversary of the date of the Effective Time, each of Parent and SpinCo, on behalf of itself and each of its Subsidiaries, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Parent’s Confidential Information pursuant to policies in effect as of the Effective Time, all Confidential Information concerning the other Party or its Subsidiaries or their respective businesses that is either in its possession (including Confidential Information in its possession prior to the date hereof) or furnished by such other Party or such other Party’s Subsidiaries or their respective Representatives at any time pursuant to this Agreement, shall not access any such Confidential Information except on a need-to-know basis, and shall not use any such Confidential Information other than for such purposes as shall be expressly permitted hereunder, except, in each case, to the extent that such Confidential Information has been (a) in the public domain or is generally available to the public, other than as a result of a disclosure by such Party or any of its Subsidiaries or any of their respective Representatives in violation of this Agreement; (b) later lawfully acquired from other sources by such Party or any of its Subsidiaries, which sources are not themselves known by such Party or any of its Subsidiaries to be bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such Confidential Information; (c) independently developed or generated without reference to or use of any Confidential Information of the other Party or any of its Subsidiaries; or (d) in such Party’s or its Subsidiaries’ possession on a non-confidential basis prior to the time of disclosure to such Party and at the time of such disclosure was not known by such Party or any of its Subsidiaries to be prohibited from being disclosed by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such Confidential Information. If any Confidential Information of a Party or any of its

Subsidiaries is disclosed to the other Party or any of its Subsidiaries in connection with providing the Services, then such disclosed Confidential Information shall be used only as required to perform such Services.
Section 5.2.    No Release; Return or Destruction. Each Party agrees (a) not to release or disclose, or permit to be released or disclosed, any Confidential Information addressed in Section 5.1 to any other Person, except its Representatives who need to know such Confidential Information in their capacities as such (who shall be advised of their obligations hereunder with respect to such Confidential Information) and except in compliance with Section 5.4, and (b) to use commercially reasonable efforts to maintain such Confidential Information in accordance with Section 6.4 of the Separation and Distribution Agreement. Without limiting the foregoing, when any such Confidential Information is no longer needed for the purposes contemplated by the Separation and Distribution Agreement, this Agreement or any other Ancillary Agreements, and is no longer subject to any legal hold or other document preservation obligation, each Party will promptly after request of the other Party either return to the other Party all such Confidential Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided that the Parties may retain electronic back-up versions of such Confidential Information maintained on routine computer system back-up tapes, disks or other back-up storage devices; and provided, further, that any such information so retained shall remain subject to the confidentiality provisions of this Agreement.
Section 5.3.    Privacy and Data Protection Laws. Each Party shall comply with all applicable state, federal and foreign privacy and data protection Laws that are or that may in the future be applicable to the provision of the Services under this Agreement (“Privacy and Security Rules”).
(a)    Each Party represents and warrants that it shall: (i) maintain adequate physical, electronic and administrative security, at least to the level of industry standards, to prevent the unauthorized disclosure of any information identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household (“Personal Information”); (ii) comply with all applicable laws, regulations and orders regarding the security of Personal Information; and (iii) shall notify the other Party promptly, but in every instance in less than seventy-two (72) hours, of any known or reasonably suspected Information Security Incident, as defined below.
(b)    For the avoidance of doubt, neither Party shall process for marketing purposes, sell, aggregate, analyze or anonymize, or otherwise use, any and all information, data, materials, works, expressions, prompts, searches, inquiries, Personal Information, or other content, provided or accessed by a Party (“Party Information”) unless necessary to provide or receive the Services or as otherwise approved by the providing Party in writing. Neither Party shall knowingly perform the Services in a manner that causes the other Party to violate any Privacy and Security Rules. Where either Party believes that compliance with any instruction infringes any Privacy and Security Rules, such Party shall immediately notify the other Party.

(c)    Neither Party will: (i) retain, use, or disclose the other Party’s Party Information for any purpose other than for the purposes set forth in the instructions and in this section or to provide or receive the Services as described in this Agreement; (ii) sell such information, as such term is defined in the California Consumer Privacy Act (“CCPA”); (iii) retain, use, or disclose the other Party’s Party Information outside of the direct business relationship between the Parties; (iv) share the other Party’s Party Information with a third party for Cross-Context Behavioral Advertising or Targeted Advertising, as those terms are defined in the CCPA; or (v) use the other Party’s Party Information for another business or person unless necessary to detect information security incidents, or protect against fraudulent or illegal activity. Each Party is providing its Party Information for a business purpose, and nothing about this Agreement or the Services involves a “selling” or “sale” of Personal Information under the laws identified in the Privacy and Security Rules.
(d)    To the extent a Party or its resources processes aggregated and anonymized Party Information provided by the other Party, the receiving Party represents and undertakes, as follows:
(i)    it shall not make any attempts to re-identify the aggregated and anonymized Party Information;
(ii)    Each Party has implemented and will maintain technical safeguards that prohibit re-identification of aggregated and anonymized Party Information;
(iii)    Each Party has implemented and will maintain business processes that prohibit re-identification of aggregated and anonymized Party Information and prevent inadvertent release of aggregated and anonymized Party Information; and
(iv)    Each Party will periodically reassess its technical safeguards and processes to ensure that they are still adequate to prevent the re-identification or the inadvertent release of aggregated and anonymized Party Information.
(e)    Promptly after (i) a Party no longer needs to process the other Party’s Party Information to perform or receive the Services, (ii) this Agreement terminates or expires, or (iii) upon written request, each Party shall return to the other Party or securely dispose of, and require all such Party’s resources to return or securely dispose of, all originals and copies of the other Party’s Party Information. Each Party shall provide a written statement to the other Party certifying that it has complied with the requirements in this Section 5.3. Neither Party shall be required to return, destroy, or erase any of the other Party’s Party Information if prohibited by applicable law or commercial impracticability, in which case the retaining Party shall retain, in its then current state, all such Party Information within its control or possession in accordance with this Agreement and perform its obligations under this Agreement as soon as such law or commercial impracticability no longer prevents it from doing so, provided that for as long as the Party Information is stored by such Party, and each Party shall only make such use of the other Party’s Party Information as required by law.

(f)    In order to address changing obligations under Privacy and Security Rules, Provider may provide Recipient with additional privacy and information security terms. Both Parties shall (i) negotiate in good faith any additional privacy and information security terms that Provider or Recipient deems appropriate to address obligations under any Privacy and Security Rules; and (ii) promptly obtain the agreement of any Party resource to comply with such additional terms.
(g)    In the event a Party will have access to the other Party’s systems, each Party shall access such the other Party’s system solely for the purpose of receiving or providing the Services, as applicable, and shall only provide access to its Recipient or Provider personnel and other resources, as applicable, with a legitimate business need in order to receive or provide such Services, as applicable. Each Party will periodically review its access controls to confirm that access to the other Party’s computer network is limited to its authorized Recipient or Provider personnel and resources, as applicable. Each Party will maintain the confidentiality of access credentials to the other Party’s computer network and any Party Information of the other Party. Each Party will immediately notify the other Party of any potential loss, disclosure, or unauthorized access of or to its access credentials to the other Party’s computer network or any Party Information of the other Party. Each Party is solely responsible for activity associated with its access credentials. Neither Party will not knowingly introduce any malware or any other code that is designed to disrupt, disable, erase, alter, harm or otherwise impair the other Party, the other Party’s Party Information or the computer network.
(h)    Each Party shall make relevant personnel available for interviews and provide all information and assistance reasonably requested by the other Party regarding the processing of the other Party’s Party Information. Upon request, each Party will promptly complete a questionnaire regarding the processing of the other Party’s Party Information. In addition, Recipient shall provide Provider with any documents requested by Provider related to the foregoing, including without limitation, any security assessment and security control audit reports. Provider shall make such a request no more than once a year, except in the event of an information security incident. If any assessment requested by Provider shows a material breach by Recipient of this Agreement, Recipient will pay or reimburse Provider for all reasonable assessment costs, and reasonable costs incurred by Provider for investigating or remediating the breach. Recipient shall maintain reasonably detailed records of (i) its processing activities, (ii) its compliance with this Agreement, and (iii) information security incidents, which shall be made available to Provider for review upon request.
(i)    Information Security Incident.
(i)    In the event of an any actual or reasonably suspected: (A) loss or theft of Party Information; (B) unauthorized use, disclosure, destruction, loss alteration or acquisition of or access to, or other unauthorized processing of Party Information; or (C) unauthorized access to or use of, inability to access, or malicious infection of a Party’s systems that reasonably may compromise the privacy or confidentiality of Party Information (an “Information Security Incident”), a Party will (1) appoint a primary contact to assist the other

Party in resolving issues associated with an Information Security Incident, and (2) send the other party the primary contact’s name and contact information.
(ii)    Each Party will keep a record of any Information Security Incidents and provide such record to the other Party and/or the appropriate authorities upon request.
(iii)    Each Party will take, at its sole cost, immediate steps to remedy any Information Security Incident, including properly documenting responsive actions taken. The compromised Party will reimburse the other Party for expenses reasonably incurred in connection with an Information Security Incident, including expenses (A) to provide warning or notice of the Information Security Incident to affected individuals and entities, regulators, law enforcement agencies, consumer reporting agencies, the media, and other third parties; (B) to investigate, assess, or remediate the Information Security Incident; (C)  to hire any public relations consultants to respond to the Information Security Incident; (D)  to provide credit monitoring services to individuals affected by the Information Security Incident; (E)  to retain a call center to respond to inquiries regarding the Information Security Incident; (F)  to respond to or address any investigation by regulators, law enforcement agencies, or other Third Parties; and (G) related to remediation actions required by applicable law. The Parties hereto agree that this section is not a liquidated damages provision and shall in no way or manner limit any amounts payable to, or recovery by, a Party. Further, the compromised Party will promptly take all appropriate actions to prevent a recurrence of the Information Security Incident. As part of the remediation, each Party may suspend the other Party’s processing of its Party Information, terminate the other Party’s connectivity with its systems, or request other appropriate actions.
(iv)    Except as may be strictly required by any Privacy and Security Rules, and in relation to any Provider Party Information, no Party will inform any third party of any Information Security Incident with respect to the other Party’s Party Information without first obtaining the other Party’s prior written consent. If any Privacy and Security Rules require a Party to independently notify a third party of an Information Security Incident, and do not permit such Party to delegate such duty to the other Party, such Party will inform the other Party in writing of such obligation prior to notifying the third party. The Parties will fully cooperate connection with issuing any notice related to the Information Security Incident. Regarding its Party Information, each Party will have the sole right to determine: (A) whether notice of the Information Security Incident is to be made; (B) the contents of such notice; (C) whether any type of remediation may be offered to affected persons; and (D) the nature and extent of any such remediation. Any such notice or remediation will be at the other Party’s sole cost and expense.
(v)    Each Party shall cooperate with the other Party in any litigation or other formal action by or against third parties arising from an Information Security Incident.
Section 5.4.    Protective Arrangements. In the event that a Party or any of its Subsidiaries either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any of its Subsidiaries) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Information, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted. The obligations in this Article V shall survive any expiration or termination of this Agreement until the six (6)-year anniversary of the date of the Effective Time; provided, however, that, with respect to each trade secret of a Party or its Affiliates, such obligations shall continue as long as such trade secret remains otherwise protectable as a trade secret.
ARTICLE VI
LIMITED LIABILITY AND INDEMNIFICATION
Section 6.1.    Limitations on Liability.
(a)    SUBJECT TO SECTION 6.2, THE LIABILITIES OF PROVIDER AND ITS SUBSIDIARIES AND THEIR RESPECTIVE REPRESENTATIVES, COLLECTIVELY, UNDER THIS AGREEMENT FOR ANY ACT OR FAILURE TO ACT IN CONNECTION HEREWITH (INCLUDING THE PERFORMANCE OR BREACH OF THIS AGREEMENT), OR FROM THE SALE, DELIVERY, PROVISION OR USE OF ANY SERVICES PROVIDED UNDER OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, SHALL NOT EXCEED THE AGGREGATE CHARGES PAID OR PAYABLE TO SUCH PROVIDER UNDER THIS AGREEMENT OVER THE PREVIOUS TWELVE (12) MONTHS OR SINCE THE DATE OF THIS AGREEMENT (IF PRIOR TO THE FIRST ANNIVERSARY OF THIS AGREEMENT) WITH RESPECT TO THE SERVICES GIVING RISE TO SUCH LIABILITY.
(b)    IN NO EVENT SHALL EITHER PARTY, ITS SUBSIDIARIES OR THEIR RESPECTIVE REPRESENTATIVES BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS, SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE, SPECULATIVE OR SIMILAR DAMAGES IN EXCESS OF COMPENSATORY DAMAGES OF THE OTHER PARTY IN CONNECTION WITH THE PERFORMANCE OF THIS AGREEMENT REGARDLESS OF WHETHER SUCH PARTY HAS BEEN NOTIFIED OF THE POSSIBILITY OF, OR THE FORESEEABILITY OF, SUCH DAMAGES (OTHER THAN ANY SUCH LIABILITY WITH RESPECT TO A THIRD-PARTY CLAIM), AND EACH PARTY HEREBY WAIVES ON

BEHALF OF ITSELF, ITS SUBSIDIARIES AND ITS REPRESENTATIVES ANY CLAIM FOR SUCH DAMAGES, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE.
(c)    The limitations in Section 6.1(a) and Section 6.1(b) shall not apply in respect of any Liability arising out of or in connection with (i) either Party’s Liability for breaches of confidentiality under Article V, (ii) the Parties’ respective obligations under Section 6.3 or (iii) the willful misconduct or fraud of or by the Party to be charged.
Section 6.2.    Obligation to Re-Perform; Liabilities. In the event of any breach of this Agreement by Provider with respect to the provision of any Services (with respect to which Provider can reasonably be expected to re-perform in a commercially reasonable manner), Provider shall, at the request of Recipient, promptly correct in all material respects such error, defect or breach or re-perform in all material respects such Services at the sole cost and expense of Provider. The remedy set forth in this Section 6.2 shall be the sole and exclusive remedy of Recipient for any such breach of this Agreement; provided, however, that the foregoing shall not prohibit Recipient from exercising its right to terminate this Agreement in accordance with the provisions of Section 4.2(a) or seeking specific performance in accordance with Section 7.17. Any request for re-performance in accordance with this Section 6.2 by Recipient must be in writing and specify in reasonable detail the particular error, defect or breach, and such request must be made no more than one (1) month from the later of (a) the date on which such breach occurred and (b) the date on which such breach was reasonably discovered by Recipient.
Section 6.3.    Third-Party Claims. In addition to (but not in duplication of) its other indemnification obligations (if any) under the Separation and Distribution Agreement, this Agreement or any other Ancillary Agreement, Recipient shall indemnify, defend and hold harmless Provider, its Subsidiaries and each of their respective Representatives, and each of the successors and assigns of any of the foregoing (collectively, the “Provider Indemnitees”), from and against any and all claims of Third Parties relating to, arising out of or resulting from Recipient’s use or receipt of the Services provided by Provider hereunder, other than Third-Party Claims arising out of the gross negligence, willful misconduct or fraud of any Provider Indemnitee.
Section 6.4.    Indemnification Procedures. The procedures for indemnification set forth in Article IV of the Separation and Distribution Agreement shall govern claims for indemnification under this Agreement.
ARTICLE VII
MISCELLANEOUS
Section 7.1.    Mutual Cooperation. Each Party shall, and shall cause its Subsidiaries to, cooperate with the other Party and its Subsidiaries in connection with the performance of the Services hereunder; provided, however, that such cooperation shall not unreasonably disrupt the normal operations of such Party or its Subsidiaries; and, provided, further, that this Section 7.1 shall not require such Party to incur any out-of-pocket costs or expenses, unless and except as expressly provided in this Agreement or otherwise agreed in writing by the Parties.
Section 7.2.    Further Assurances. Subject to the terms of this Agreement, each Party shall take, or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing and delivery of any and all documents and instruments that any other Party may reasonably request in order to effect the intent and purpose of this Agreement and the transactions contemplated hereby.
Section 7.3.    Audit Assistance. Each of the Parties and their respective Subsidiaries are or may be subject to regulation and audit by a Governmental Authority (including a Taxing Authority), standards organizations, customers or other parties to contracts with such Parties or their respective Subsidiaries under applicable Law, standards or contract provisions. If a Governmental Authority, standards organization, customer or other party to a contract with a Party or its Subsidiary exercises its right to examine or audit such Party’s or its Subsidiary’s books, records, documents or accounting practices and procedures pursuant to such applicable Law, standards or contract provisions, and such examination or audit relates to the Services, then the other Party shall provide, at the sole cost and expense of the requesting Party, all assistance reasonably requested by the Party that is subject to the examination or audit in responding to such examination or audits or requests for Information, to the extent that such assistance or Information is within the reasonable control of the cooperating Party and is related to the Services.
Section 7.4.    Intellectual Property.
(a)    Except as expressly provided for under the terms of this Agreement or the Separation and Distribution Agreement, Recipient acknowledges that it shall acquire no right, title or interest (except for the express license rights set forth in Section 7.4(b)) in any Intellectual Property Rights that is owned or licensed by Provider, by reason of the provision of the Services hereunder. Recipient shall not remove or alter any copyright, trademark, confidentiality or other proprietary notices that appear on any Intellectual Property Rights owned or licensed by Provider, and Recipient shall reproduce any such notices on any and all copies thereof. Recipient shall not attempt to decompile, translate, reverse engineer or make excessive copies of any Intellectual Property Rights owned or licensed by Provider, and Recipient shall promptly notify Provider of any such attempt, regardless of whether by Recipient or any Third Party, of which Recipient becomes aware.
(b)    Without affecting the rights and obligations of the Parties in the Separation and Distribution Agreement, with respect to each of the Services:
(i)    Recipient hereby grants to Provider a nonexclusive, nontransferable (subject to Section 7.8), worldwide right during the Service Period under Intellectual Property Rights owned or controlled by Recipient or any of its Affiliates that is required for its use of the Services or Provider’s provision of the Services only to the extent necessary and for the sole purpose of performing Provider’s obligations under this Agreement, and not for any other purpose.

(ii)    Provider hereby grants to Recipient nonexclusive, nontransferable (subject to Section 7.8), worldwide right during the Service Period to use Intellectual Property Rights owned or controlled by Provider or any of its Affiliates that is required for its provision of the Services or Recipient’s use of the Services only to the extent necessary and for the sole purpose of receiving the Services under this Agreement, and not for any other purpose.
The limited rights granted in this Section 7.4 for each of the Services will terminate at the end of the applicable Service Period for such Service or the earlier termination of such Service in accordance with this Agreement, and will under no circumstances survive the termination or expiration of this Agreement.
Section 7.5.    Independent Contractors. The Parties each acknowledge and agree that they are separate entities, each of which has entered into this Agreement for independent business reasons. The relationships of the Parties hereunder are those of independent contractors and nothing contained herein shall be deemed to create a joint venture, partnership or any other relationship between the Parties. Employees performing Services hereunder do so on behalf of, under the direction of, and as employees of, Provider, and Recipient shall have no right, power or authority to direct such employees, unless otherwise specified with respect to a particular Service on the Schedules hereto.
Section 7.6.    Counterparts; Entire Agreement; Corporate Power.
(a)    This Agreement may be executed in one (1) or more counterparts, all of which shall be considered one (1) and the same agreement, and shall become effective when one (1) or more counterparts have been signed by each of the Parties and delivered to the other Party.
(b)    This Agreement, the Separation and Distribution Agreement and the other Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. This Agreement, the Separation and Distribution Agreement, and the other Ancillary Agreements govern the arrangements in connection with the Separation and the Distribution and would not have been entered into independently.
(c)    Parent represents on behalf of itself and, to the extent applicable, each of its Subsidiaries, and SpinCo represents on behalf of itself and, to the extent applicable, each of its Subsidiaries, as follows:
(i)    each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii)    this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it and is enforceable in accordance with the terms hereof.
(d)    Each Party acknowledges and agrees that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by e-mail in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by e-mail in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.
Section 7.7.    Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of Laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.
Section 7.8.    Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party. Notwithstanding the foregoing, Provider may assign this Agreement or all of its rights or obligations hereunder to any Affiliate without Recipient’s prior written consent solely to the extent such Affiliate can continue to deliver the Services hereunder without interruption, and Provider shall deliver prompt written notice to Recipient of such any such assignment.
Section 7.9.    Third-Party Beneficiaries. Except as provided in Article VI with respect to the Provider Indemnitees and the Recipient Indemnitees in their respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any other Person except the Parties any rights or remedies hereunder; and (b) there are no other third-party beneficiaries of this Agreement and this Agreement shall not provide any other Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.
Section 7.10.    Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and except as provided herein shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by certified mail, return receipt requested, by facsimile, or by electronic mail (“e-mail”), so long as confirmation of receipt of such e-mail is requested and received, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.10):

If to Parent, to:

Aramark
2400 Market Street
Philadelphia, Pennsylvania 19103
Attention:	[ ]
E-mail:	[ ]

If to SpinCo, to:

Vestis Corporation
500 Colonial Center Parkway, Suite 140
Roswell, GA 30076
Attention:	[ ]
E-mail:	[ ]
Any Party may, by notice to the other Party, change the address to which such notices are to be given.
Section 7.11.    Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.
Section 7.12.    Force Majeure. No Party shall be deemed in default of this Agreement for any delay or failure to fulfill any obligation hereunder (other than a payment obligation) so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. Without limiting the termination rights contained in this Agreement, in the event of any such excused delay, the time for performance of such obligation (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as reasonably practicable (and in no event later than the date that the affected Party resumes analogous performance under any other agreement for itself, its Affiliates or any Third Party), unless this Agreement has previously been terminated under Article IV or this Section 7.12.
Section 7.13.    Headings. The Article, Section and Paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 7.14.    Survival of Covenants. Except as expressly set forth in this Agreement, the covenants, representations and warranties and other agreements contained in this Agreement, and Liability for the breach of any obligations contained herein, shall survive the Effective Time and shall remain in full force and effect thereafter.
Section 7.15.    Waivers of Default. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the waiving Party. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other right or further exercise thereof or the exercise of any other right, power or privilege.
Section 7.16.    Dispute Resolution.
(a)    In the event of any controversy, dispute or claim (a “Dispute”) arising out of or relating to any Party’s rights or obligations under this Agreement (whether arising in contract, tort or otherwise), calculation or allocation of the costs of any Service or otherwise arising out of or relating in any way to this Agreement (including the interpretation or validity of this Agreement), such Dispute shall be resolved in accordance with the dispute resolution process referred to in Article VII of the Separation and Distribution Agreement.
(b)    In any Dispute regarding the amount of a Charge or a Termination Charge, if such Dispute is finally resolved pursuant to the dispute resolution process set forth or referred to in Section 7.16(a) and it is determined that the Charge or the Termination Charge, as applicable, that Provider has invoiced Recipient, and that Recipient has paid to Provider, is greater or less than the amount that the Charge or the Termination Charge, as applicable, should have been, then (i) if it is determined that Recipient has overpaid the Charge or the Termination Charge, as applicable, Provider shall within twenty (20) calendar days after such determination reimburse Recipient an amount of cash equal to such overpayment, plus the Interest Payment, accruing from the date of payment by Recipient to the time of reimbursement by Provider; and (ii) if it is determined that Recipient has underpaid the Charge or the Termination Charge, as applicable, Recipient shall within ten (10) calendar days after such determination reimburse Provider an amount of cash equal to such underpayment, plus the Interest Payment, accruing from the date such payment originally should have been made by Recipient to the time of payment by Recipient.
Section 7.17.    Specific Performance. Subject to Section 7.16, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its rights or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are hereby waived by each of the Parties. Unless otherwise agreed in writing, Provider shall continue to provide Services and the Parties shall honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of Section 7.16 and this Section 7.17 with respect to all matters not subject to such Dispute; provided, however, that this obligation shall only exist during the term of this Agreement.
Section 7.18.    Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom enforcement of such waiver, amendment, supplement or modification is sought.
Section 7.19.    Precedence of Schedules. Each Schedule attached to or referenced in this Agreement is hereby incorporated into and shall form a part of this Agreement; provided, however, that the terms contained in such Schedule shall only apply with respect to the Services provided under that Schedule. In the event of a conflict between the terms contained in an individual Schedule and the terms in the body of this Agreement, the terms in the Schedule shall take precedence with respect to the Services under such Schedule only. No terms contained in individual Schedules shall otherwise modify the terms of this Agreement.
Section 7.20.    Interpretation. In this Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules, Annexes and Exhibits hereto) and not to any particular provision of this Agreement; (c) Article, Section, Exhibit, Annex and Schedule references are to the Articles, Sections, Exhibits, Annexes and Schedules to this Agreement, unless otherwise specified; (d) unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement; (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (h) unless otherwise specified in a particular case, the word “days” refers to calendar days; (i) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by Law to close in Philadelphia, Pennsylvania; (j) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (k) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to [           ], 2023.
Section 7.21.    Mutual Drafting. This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable to this Agreement.
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

ARAMARK

By:
Name:
Title:

VESTIS CORPORATION

By:
Name:
Title:
[Signature Page to Transition Services Agreement]